Exhibit 10.8

ASSETMARK FINANCIAL DEFERRED COMPENSATION PLAN

PLAN DESCRIPTION

January 1, 2017

Copyright 2002-2016

Professional Capital Services, LLC

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Copyright 2002-2016 Professional Capital Services, LLC

ASSETMARK FINANCIAL DEFERRED COMPENSATION PLAN

PLAN DESCRIPTION

TABLE OF CONTENTS

INTRODUCTION	1

ELIGIBILITY FOR PARTICIPATION	1
Eligible Employee	1
Date of Participation	1

ELECTIONS/CONTRIBUTIONS	1
Participant Contributions	1
Nonelective Contributions	2
Compensation	2

CREDITING EARNINGS ON PARTICIPANT ACCOUNTS	2
Determination of Amount	2
When Earnings Are Credited	2
Expenses	2

VESTING	2
Participant Contributions	2
Nonelective Contributions	3
Vesting Service Rules	3

CLAIM PROCEDURES	3

DISTRIBUTIONS	4
Time of Distribution	4
Retirement Age	5
Separation from Service	5
Form of Payment	5
Payment on Participant Death	5
Cash Out	5
Medium of Payment	6

MISCELLANEOUS	6
Domestic Relations Orders	6
Amendment and Termination	6
Fees	6
Administrator Discretion	6
Plan Year	6

ADMINISTRATIVE INFORMATION	6

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INTRODUCTION

AssetMark Financial Holdings, Inc. (the “Company”) established the AssetMark Financial Deferred Compensation Plan (the “Plan”) effective June 1, 2015. This Plan Description describes the Plan as amended and restated effective January 1, 2017.

This revised Plan Description supersedes all previous Plan Descriptions. Although the purpose of this document is to summarize the more significant provisions of the Plan, the Plan document will prevail in the event of any inconsistency.

ELIGIBILITY FOR PARTICIPATION

Eligible Employee

You are an “Eligible Employee” if you are in the following classification:

An officer of the Company in one of the following positions: Officers, Regional Consultants (RCs) and BDOs (Business Development Officers) of the Company and AssetMark Financial, Inc.

Date of Participation

You will become a Participant eligible to participate in the Plan on the day you first perform an hour of service as an Eligible Employee.

ELECTIONS/CONTRIBUTIONS

Participant Contributions

When you become eligible to participate in the Plan, you may begin contributing to the Plan. All contributions will be credited to an account established in your behalf. Your contributions to the Plan are not subject to federal income tax but may be subject to social security and medicare taxes.

Please note that while you may enjoy certain tax benefits, there may be some drawbacks to participation in the Plan. You should consult with your professional tax/financial advisor to determine the consequences of your participation in this Plan.

You may elect to reduce your Compensation (defined below) and make a contribution to the Plan. You may elect to defer from 5% to 75% of your Compensation. If you fail to make an election within the timeframes required, your failure to make an election will be interpreted as an election to continue with the election you had previously in place (if no election was in place, no participant contributions will be made to the plan). Your contributions to the Plan will be canceled if you become disabled due to any medically determinable physical or mental impairment resulting in the your inability to perform the duties of your position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

Nonelective Contributions

The Company may, in its sole discretion, make a nonelective contribution to the Plan on your behalf. If the Company makes a nonelective contribution, it will be allocated in a manner determined by the Company.

Compensation

“Compensation” means wages that are shown as taxable wages on your IRS Form W-2, including any amount you elect to defer to any Company benefit plan, subject to the following modifications: Exclude PUCC (Personal Use of Company Car), GTL (Group Term Life) in excess of $50k, Gifts, Prizes, Awards, Fitness Reimbursements, Child Care Reimbursements, Employer Expense of Domestic Partner Medical/Dental/Vision coverage, Taxable Tuition Reimbursements, and Third-Party Sick / Disability Pay, reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits (Treas. Reg. section 1.414(s)-1(c)(3)) for all Plan Purposes.

CREDITING EARNINGS ON PARTICIPANT ACCOUNTS

Determination of Amount

Your Account will be credited with earnings that will reflect a “market basket” of predetermined investments. You may select which investments will make up your market basket. You may change the your investment selections at such times as specified by the Plan Administrator.

When Earnings Are Credited

Your account will be adjusted daily for earnings/losses.

Expenses

The Company may charge your Account with any or all of the expenses involved in the establishment or ongoing operation of the Plan.

VESTING

Participant Contributions

You will have a fully vested interest in your contributions to the Plan.

Nonelective Contributions

Your interest in your Nonelective Contribution Account will vest based on your years of vesting service (defined below) in accordance with the following schedule:

3 year cliff vesting schedule

Notwithstanding the foregoing, you will become fully (100%) vested in the Company contributions upon the occurrence of the following events:

Attainment of Retirement Age (defined below) while an employee of the Company.

Your death while an employee of the Company.

You Separate from Service with the Company due to a Disability.

The Company experiences a Change in Control event.

Vesting Service Rules

One year of vesting service is earned for each calendar year in which a Participant is credited with 1,000 hours of service with the Employer. Service prior to the effective date of the Plan is disregarded for purposes of vesting service.

CLAIM PROCEDURES

Application for Benefits. You or any other person entitled to benefits from the Plan (a “Claimant”) may apply for such benefits by completing and filing a claim with the Plan Administrator. Any such claim must be in writing and must include all information and evidence that the Plan Administrator deems necessary to properly evaluate the merit of and to make any necessary determinations on a claim for benefits. The Plan Administrator may request any additional information necessary to evaluate the claim.

Timing of Notice of Denied Claim. The Plan Administrator will notify the Claimant of any adverse benefit determination within a reasonable period of time, but not later than 90 days (45 days if the claim relates to a disability determination) after receipt of the claim. This period may be extended one time by the Plan for up to 90 days (30 additional days if the claim relates to a disability determination), provided that the Plan Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies the Claimant, prior to the expiration of the initial review period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim relates to a disability determination, the period for making the determination may be extended for up to an additional 30 days if the Plan Administrator notifies the Claimant prior to the expiration of the first 30-day extension period.

Content of Notice of Denied Claim. If a claim is wholly or partially denied, the Plan Administrator will provide the Claimant with a written notice identifying (1) the reason or reasons for such denial, (2) the pertinent Plan provisions on which the denial is based, (3) any material or information needed to grant the claim and an explanation of why the additional information is necessary, and (4) an explanation of the steps that the Claimant must take if he wishes to appeal the denial including a statement that the Claimant may bring a civil action under ERISA.

Appeals of Denied Claim. If a Claimant wishes to appeal the denial of a claim, he must file a written appeal with the Plan Administrator on or before the 60th day (180th day if the claim relates to a disability determination) after he receives the Plan Administrator’s written notice that the claim has been wholly or partially denied. The written appeal must identify both the grounds and specific Plan provisions upon which the appeal is based. The Claimant will be provided, upon request and free of charge, documents and other information relevant to his claim. A written appeal may also include any comments, statements or documents that the Claimant may desire to provide. The Plan Administrator will consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator may deem relevant. The Claimant will lose the right to appeal if the appeal is not timely made. The Plan Administrator will ordinarily rule on an appeal within 60 days (45 days if the claim relates to a disability determination). However, if special circumstances require an extension and the Plan Administrator furnishes the Claimant with a written extension notice during the initial period, the Plan Administrator may take up to 120 days (90 days if the claim relates to a disability determination) to rule on an appeal.

Denial of Appeal. If an appeal is wholly or partially denied, the Plan Administrator will provide the Claimant with a notice identifying (1) the reason or reasons for such denial, (2) the pertinent Plan provisions on which the denial is based, (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits, and (4) a statement describing the Claimant’s right to bring an action under section 502(a) of ERISA. The determination rendered by the Plan Administrator will be binding upon all parties.

Determinations of Disability. If the claim relates to a disability determination, determinations of the Plan Administrator will include the information required under applicable United States Department of Labor regulations.

DISTRIBUTIONS

Time of Distribution

You are entitled to receive a distribution of your Account in any form of distribution permitted by the Plan your Separation from Service.

In addition, you may receive a distribution of your Account in any form of distribution permitted by the Plan upon the date you become Disabled and upon a Change in Control event.

Payments for a distribution event will commence once the payment event occurs but no later than the end of the taxable year or, if later, the 15th day of the third calendar month after the payment event date.

There are some circumstances that may delay a payment. Contact your Plan Administrator for more information.

Retirement Age

“Retirement Age” means the date you reach age 62.

Separation from Service

“Separation from Service” means any absence from service that ends your employment with the Company. Separation from Service also means your services for the Company permanently decrease to no more than 25% of the average level of bona fide services compared to services performed over the preceding 12 month period.

Form of Payment

You may receive your Account in the following forms of payment:

Single lump sum payment.

Annual installment payments for a period of years (payable on an annual basis) which extends for no longer than 10 years.

Payment on Participant Death

In the event of your death, the remaining balance of your Account will be distributed in a lump sum.

You have the right to designate one or more primary and one or more secondary Beneficiaries to receive any benefit becoming payable at your death. You are entitled to change your Beneficiaries at any time and from time to time by filing written notice of such change with the Plan Administrator. If you fail to designate a Beneficiary, or in the event that all designated primary and secondary Beneficiaries die before you, the death benefit will be payable to your spouse or, if there is no spouse, to your estate.

Cash Out

If the vested amount of your Account does not exceed $18,000 (in 2017) your entire vested Account may be distributed in a lump sum. The distribution will result in the termination and liquidation of the entirety of your interest in the Plan.

Medium of Payment

You may receive a distribution from the Plan in the form of cash.

MISCELLANEOUS

Domestic Relations Orders

Your benefits under the Plan may be assigned to other people in accordance with a qualified domestic relations order. You may obtain, without charge, a copy of the Plan’s procedures regarding qualified domestic relations orders from the Plan Administrator.

Amendment and Termination

The Company may amend, terminate or merge the Plan at any time.

Fees

Your account may be charged for some or all of the costs and expenses of operating the Plan. Such expenses include, but are not limited to, investment expenses and costs to process plan distributions and domestic relations orders.

Administrator Discretion

The Plan Administrator has the authority to make factual determinations, to construe and interpret the provisions of the Plan, to correct defects and resolve ambiguities in the Plan and to supply omissions to the Plan. Any construction, interpretation or application of the Plan by the Plan Administrator is final, conclusive and binding.

Plan Year

The plan year ends on 12/31.

ADMINISTRATIVE INFORMATION

The Plan Sponsor and Plan Administrator is AssetMark Financial Holdings, Inc.

Its address is 1655 Grant Street, 10th Floor Concord, CA 94520.

Its telephone number is 866-767-7359.

Its Employer Identification Number is 30-0774039.